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EXHIBIT 3.5

                      ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                               PHARMANETICS, INC.

         Pursuant to Section 55-10-07 of the North Carolina General Statutes, the undersigned corporation hereby submits the following for the purpose of amending and restating its Articles of Incorporation and does hereby certify as follows:

         1.  The name of the corporation is PharmaNetics, Inc.

         2. The corporation's Articles of Incorporation are hereby amended and restated in their entirety, as set forth in the text of the Second Amended and Restated Articles of Incorporation attached hereto as Exhibit A.

         3. The Second Amended and Restated Articles of Incorporation of the corporation were adopted by its Board of Directors without shareholder action on the 28/th/ day of April 2003, in the manner prescribed by law.

         4. These Second Amended and Restated Articles of Incorporation will be effective upon filing.

                                            PHARMANETICS, INC.


                                            By:_________________________________
                                                  John P. Funkhouser, President
                                                  and Chief Executive Officer

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                                    EXHIBIT A

              SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                               PHARMANETICS, INC.

                                   ARTICLE I.

         The name of the corporation is PharmaNetics, Inc. (the "Corporation").

                                   ARTICLE II.

         The corporation shall have authority to issue 41,000,000 shares, no par value per share, of which 40,000,000 shares shall be designated "Common Stock" and 1,000,000 shall be designated "Preferred Stock". Of the authorized shares of Preferred Stock, 120,000 shares are designated as Series A Preferred Stock (the "Series A Preferred") and 130,000 shares are designated as Series B Preferred Stock (the "Series B Preferred"), each with the rights, preferences, privileges and restrictions set forth below in this Article II. The Board of Directors of the corporation (the "Board") is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series and to fix the number of shares of any series.

         1. (a) Relative Seniority. Subject to the rights of additional series of Preferred Stock that may be designated by the Board from time to time, the Series A Preferred and Series B Preferred shall rank pari passu to each other and senior to all other equity securities of the Corporation, including the Common Stock, with respect to dividend, liquidation, conversion and redemption rights.

             (b)  Dividend Rights.

                  (i) Series B Preferred. Subject to the rights of additional series of Preferred Stock that may be designated by the Board from time to time and in preference to all holders of Common Stock, the holders of shares of Series B Preferred shall be entitled to receive cumulative dividends (the "Series B Dividends"), at a quarterly rate of $2.125 per share of Series B Preferred (as such dollar amount shall be appropriately adjusted for stock dividends, stock combinations, recapitalization or the like) plus all accrued and unpaid dividends accrued thereon pursuant to this Section 1 (the "Series B Quarterly Dividend Amount"), on each March 31, June 30, September 30 and December 31 (each, a "Quarterly Dividend Date") after the date on which such share of Series B Preferred was issued (the "Series B Original Issue Date" for such share),

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provided that the amount of dividends on the first Quarterly Dividend Date after the Series B Original Issue Date shall equal the Series B Quarterly Dividend Amount multiplied by a fraction (A) the numerator of which shall equal the number of days from and including the Series B Original Issue Date for such share to and including such first Quarterly Dividend Date, and (B) the denominator of which is ninety (90). Dividends with respect to the Series B Preferred must be paid quarterly on each Quarterly Dividend Date as follows: (A) until September 30, 2005 (or if the first Quarterly Dividend payable is less than a full Quarterly Dividend, until an aggregate of nine quarters have been paid), the Series B Quarterly Dividend Amount will be paid in additional shares of Series B Preferred valued at the Original Series B Purchase Price (as defined below) on any given Quarterly Dividend Date, and (B) from and after September
30, 2005 (or if the first Quarterly Dividend payable is less than a full Quarterly Dividend, from and after the date that an aggregate of nine quarters have been paid under clause (A) above), at the Corporation's option, the Series
B Quarterly Dividend Amount will be paid (i) in cash or (ii) in shares of Common Stock valued at (x) the volume weighted average of the closing prices of the Common Stock for the 30 days prior to any given Quarterly Dividend Date as reported on Nasdaq or such other principal exchange on which such Common Stock is then traded (y) multiplied by ninety percent (90%); provided, however, (1) if the Corporation shall declare and pay any dividend to the Series A Preferred in cash on any Quarterly Dividend Date on which the Series B Quarterly Dividend Amount is also payable, notwithstanding the provisions of this sentence, the Corporation shall declare and pay the Series B Quarterly Dividend Amount in cash to the Series B Preferred for the same period, and (2) if and to the extent the payment of a Quarterly Dividend in shares of Common Stock would, when added to the number of shares of Common Stock into which the Series B Preferred is then convertible, exceed the number of shares then permitted to be issued without violation of the rules, regulations and interpretations of Nasdaq or the NASD
(as determined in good faith in the sole discretion of the Board of Directors of the Corporation), such Quarterly Dividend shall be paid in cash unless the Corporation shall obtain shareholder approval with respect to the issuance of such shares of Common Stock. The Corporation shall be obligated to declare and pay each quarterly dividend as set forth above so long as the Corporation has funds that may be paid out as dividends without violating any law, rule, or regulation by which the Corporation or its directors are bound. In addition, holders of shares of Series B Preferred shall be entitled to receive dividends in the same form and per share amount, and payable at the same time as, any dividends declared or paid with respect to the Series A Preferred or the Common Stock (excluding the Series A Quarterly Dividend Amount, as defined below). Dividends on Series A Preferred or any Common Stock shall be payable per share of Series B Preferred in an amount equal to the dividends per share payable on the number of shares of Common Stock into which each share of Series B Preferred would be convertible under Section 3(a). Any accrued but unpaid dividends shall be declared and paid at the holders' election immediately prior to (i) a Liquidation Event (as defined below), (ii) a redemption of any such holder's Series B Preferred pursuant Section 4(a), or (iii) conversion of any such holder's Series B Preferred pursuant to Section 3(a).

             (ii) Series A Preferred. Subject to the rights of additional series of Preferred Stock that may be designated by the Board from time to time and in preference to all holders of Common Stock, the holders of shares of Series A Preferred shall be entitled to receive dividends, at a quarterly rate of $1.50 per share of Series A Preferred (as such dollar amount

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shall be appropriately adjusted for stock dividends, stock combinations, recapitalization or the like, the "Series A Quarterly Dividend Amount") on Quarterly Dividend Dates after the date on which such share of Series A Preferred was issued (the "Series A Original Issue Date" for such share), provided that the amount of dividends on the first Quarterly Dividend Date after the Series A Original Issue Date shall equal the Quarterly Dividend Amount multiplied by a fraction (A) the numerator of which shall equal the number of days from and including the Series A Original Issue Date for such share to and including such first Quarterly Dividend Date, and (B) the denominator of which is ninety (90). Dividends with respect to the Series A Preferred must be paid quarterly on each Quarterly Dividend Date. The Corporation, at its option, must pay each dividend either (A) in cash on each Quarterly Dividend Date, or (B) in shares of Common Stock valued as provided in Section 2(d)(ii) below on any given Quarterly Dividend Date. The Corporation shall be obligated to declare and pay each quarterly dividend as set forth above so long as the Corporation has funds that may be paid out as dividends without violating any law, rule, or regulation by which the Corporation or its directors are bound.

                  (iii) Common Stock. No dividends shall be declared or paid on Common Stock unless all dividends are first declared and paid in full with respect to the Series A Preferred and Series B Preferred.

         2.  Liquidation Preference.

             (a) Series B Preferred. Subject to the rights of additional series of Preferred Stock that may be designated by the Board from time to time, upon the occurrence of a Liquidation Event (as defined below), the holders of the Series B Preferred shall be entitled to receive, pari passu with the Series A Preferred and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, an amount per share equal to the greater of (i) $100.00 (the "Original Series B Purchase Price") plus any accrued but unpaid dividends for each share of Series B Preferred then held by them, such amounts being adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like after the Series B Original Issue Date of such share or (ii) an amount per share holders would have received if all shares of the Series B Preferred had been converted into Common Stock immediately prior to the Liquidation Event in accordance with Section 3. Such greater amount is herein referred to as the "Series B Liquidation Preference."

             (b) Series A Preferred. Subject to the rights of additional series of Preferred Stock that may be designated by the Board from time to time, upon the occurrence of a Liquidation Event, the holders of the Series A Preferred shall be entitled to receive, pari passu with the Series B Preferred and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, an amount per share equal to $100.00 (the "Original Series A Purchase Price") plus any accrued but unpaid dividends for each share of Series A Preferred then held by them, such amounts being adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like after the Series A Original Issue Date of such share (the "Series A Liquidation Preference"). If, upon any Liquidation Event, the Corporation's assets to be distributed among the holders of the Series B Preferred and Series A Preferred are insufficient to permit payment to such holders of the full Series A Liquidation

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Preference and the Series B Liquidation Preference to which they are entitled hereunder, then the entire assets to be distributed shall be distributed ratably among such holders based upon the number of shares of Common Stock held by each such holder if all shares of Series A Preferred and Series B Preferred had been converted immediately prior to the Liquidation Event into Common Stock in accordance with Section 3.

             (c) Common Stock. After payment of the full Series A Liquidation Preference and the Series B Liquidation Preference, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

             (d) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall, unless (A) holders of a majority of the then outstanding shares of Series B Preferred and (B) holders of a majority of the then outstanding shares of Series A Preferred elect otherwise, be deemed to be occasioned by, or to include, (x) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation; or (y) a sale of all or substantially all of the assets of the Corporation (each a "Liquidation Event").

                  (ii) In any Liquidation Event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities to be delivered to the holders of the Series B Preferred, Series A Preferred or Common Stock, as the case may be, shall be valued as follows:

                        (A) if traded on a securities exchange or through the Nasdaq National or SmallCap Market, the value shall be deemed to be the average of the closing prices of the securities on such automated quotation system over the thirty-day (30-day) period ending three (3) days prior to the closing;

                        (B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                        (C) if there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the then outstanding shares of Series B Preferred and Series A Preferred.

                  (iii) In the event the requirements of this Subsection 2(d) are not complied with, the Corporation shall forthwith either:

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                       (A)  cause such closing to be postponed until such time
     as the requirements of this Section 2 have been complied with; or

                       (2) cancel such transaction, in which event the respective rights, preferences and privileges of the holders of the Series B Preferred and Series A Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Subsection 2(d)(iv) below.

                  (iv) The Corporation shall give each holder of record of Series B Preferred and Series A Preferred written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. Subject to confidentiality limitations, the first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the Corporation's receipt of written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred and Series A Preferred entitled to such notice rights or similar notice rights.

     3. Conversion. The holders of the Series B Preferred and Series A Preferred shall have conversion rights as follows (the "Conversion Rights"):

         (a)      Right to Convert.

                  (i) Series B Preferred. Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time and from time to time, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B Purchase Price plus any accrued but unpaid dividends by the Series B Conversion Price (as defined below) applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial "Series B Conversion Price" per share shall be $6.00 (calculated as six percent (6%) of the Original Series B Purchase Price); provided, however, that the Series B Conversion Price shall be subject to adjustment as set forth in Section 3(d).

                  (ii) Series B Preferred Exchange Cap. Notwithstanding any other provision herein, the Corporation shall not be obligated to issue any shares of Common Stock upon conversion of the Series B Preferred if and to the extent the issuance of such shares of Common Stock would exceed the number of shares (the "Exchange Cap") then permitted to be issued without violation of the rules, regulations and interpretations of Nasdaq or the NASD (as determined in good faith in the sole discretion of the Board of Directors of the Corporation),

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except that such limitation shall not apply in the event that the Corporation obtains the approval of its shareholders as required by then applicable rules, regulations and interpretations of Nasdaq or the NASD for issuances of Common Stock in excess of the Exchange Cap. If and to the extent the Exchange Cap applies, no holder of Series B Preferred shall be issued, upon conversion of Series B Preferred, shares of Common Stock in an amount greater than the product of (x) the Exchange Cap amount multiplied by (y) a fraction, the numerator of which is the number of shares of Common Stock issuable to such holder upon the requested conversion of such holder's Series B Preferred at the original Conversion Price, and the denominator of which is the aggregate number of shares of Common Stock issuable to the holders of all of the issued (whether or not outstanding) Series B Preferred at the original Conversion Price (the "Cap Allocation Amount").

                  (iii) Series A Preferred. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date three (3) months following the Series A Original Issue Date of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Purchase Price plus any accrued but unpaid dividends by the Series A Conversion Price (as defined below) applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial "Series A Conversion Price" per share shall be $10.00 (calculated as one-tenth (1/10/th/) of the Original Series A Purchase Price); provided, however, that the Series A Conversion Price shall be subject to adjustment as set forth in Section 3(d).

         (b) Automatic Series A Conversion. At any time after the date three (3) months following the Series A Original Issue Date of such share, each share of Series A Preferred shall be automatically converted into shares of Common Stock at the Series A Conversion Price in effect at the time upon the date specified by unanimous written consent or agreement of the holders of all of the then outstanding shares of Series A Preferred.

         (c)      Mechanics of Conversion.

                  (i) Conversion Pursuant to Section 3(a). Before any holder of Series B Preferred and/or Series A Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent and shall give written notice to the Corporation at such office that he/she elects to convert the same, and shall state therein the name or names which he/she wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to each such holder, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he/she shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

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            (ii)       Conversion Pursuant to Section 3(b). If shares of Series
A Preferred are automatically converted, written notice shall be delivered to the holder of such shares of Series A Preferred at the address last shown on the records of the Corporation for such holder or given by such holder to the Corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Corporation is located, notifying such holder of the conversion to be effected, specifying the date on which such conversion is expected to occur, the number of shares of Series A Preferred to be converted and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates therefor. Upon such conversion of the shares of Series A Preferred, holders shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, and shall state therein the name or names which he/she wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to each holder of Series A Preferred, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he/she shall be entitled. Any conversion of Series A Preferred pursuant to
Section 3(b) shall be deemed to have been made immediately prior to the closing of the issuance and sale of shares as described in Section 3(b).

            (iii) Fractional Shares. No fractional shares shall be issued upon conversion of the Series B Preferred or Series A Preferred. In lieu of the Corporation issuing any fractional shares to holders upon the conversion of the Series B Preferred or Series A Preferred, the Corporation shall pay to such holders an amount in cash equal to the product obtained by multiplying the Series B Conversion Price or Series A Conversion Price by the fraction of a share not issued pursuant to the previous sentence.

      (d) Adjustment of Conversion Price. The number of shares of Common Stock into which the Series B Preferred and Series A Preferred may be converted shall be subject to adjustment from time to time as follows:

            (i) Adjustments for Stock Splits and Subdivisions. In the event the Corporation should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series B Conversion Price and Series A Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of the Series B Preferred and the Series A Preferred shall be increased in proportion to such increase of outstanding shares.

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                       (ii)   Adjustments for Reverse Stock Splits. If the
number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series B Conversion Price and Series A Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

                       (iii) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2) provision shall be made so that the holders of the Series B Preferred and Series A Preferred shall thereafter be entitled to receive upon conversion of the Series B Preferred and Series A Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series B Preferred and Series A Preferred after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Series B Conversion Price and Series A Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Preferred and Series A Preferred) shall be applicable after that event as nearly equivalent as may be practicable.

                       (iv) (A) Series B Adjustments - Issuances at Less Than Series B Conversion Price. Upon the issuance or sale by the Corporation of:

                       (1) Common Stock for a consideration per share less than the Series B Conversion Price in effect immediately prior to the time of such issue or sale;

                       (2) any Stock Purchase Rights (as defined below) where the consideration per share for which shares of Common Stock may at any time thereafter be issuable upon exercise thereof (or, in the case of Stock Purchase Rights exercisable for the purchase of Convertible Securities, upon the subsequent conversion or exchange of such Convertible Securities) shall be less than the Series B Conversion Price in effect immediately prior to the time of the issue or sale of such Stock Purchase Rights; or

                       (3) any Convertible Securities where the consideration per share for which shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than the Series B Conversion Price in effect immediately prior to the time of the issue or sale of such Convertible Securities;

other than an issuance of Common Stock pursuant to Subsections 3(d)(i), 3(d)(ii) or 3(d)(v)(F) hereof (any such issuance shall be referred to hereinafter as a "Series B Dilutive Issuance"), then forthwith upon such issue or sale, such applicable Series B Conversion Price shall be reduced to the Series B Weighted Average Price (as defined below).

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        The "Series B Weighted Average Price" shall be determined by the following formula:

                               CP/B/ = BCP *             N + BC
                                                         ------
                                                         N + BS
        where:


              CP/B/ =  the Series B Weighted Average Price;

              BCP  =   the former Series B Conversion Price;

              N = the number of shares of Common Stock outstanding immediately prior to such issuance (or deemed issuance) assuming exercise or conversion of all outstanding securities exercisable for or convertible into Common Stock;

              BC = the number of shares of Common Stock that the aggregate consideration received or deemed to be received by the Corporation for the total number of additional securities so issued or deemed to be issued would purchase if the purchase price per share were equal to the Series B Conversion Price in effct immediately prior to such issue; and

              BS = the number of shares of Common Stock so issued or deemed to be issued

Notwithstanding the foregoing, no Series B Conversion Price shall at such time be reduced if such reduction would be an amount less than $.01, but any such amount shall be carried forward and deduction with respect thereto made at the time of and together with any subsequent reduction that, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more; provided, further, that exercise of Stock Purchase Rights or conversion of Convertible Securities shall not be deemed a Series B Dilutive Issuance.

                              (B) Series A Adjustments - Issuances at Less
Than Fair Market Value. Upon the issuance or sale by the Corporation of:

                       (1) Common Stock for a consideration per share less than
              the Fair Market Value (as defined below) in effect immediately prior to the time of such issue or sale;

                       (2) any Stock Purchase Rights (as defined below) where
              the consideration per share for which shares of Common Stock may at any time thereafter be issuable upon exercise thereof (or, in the case of Stock Purchase Rights exercisable for the purchase of Convertible Securities, upon the subsequent conversion or exchange of such Convertible Securities) shall be less than the Fair Market Value in effect immediately prior to the time of the issue or sale of such Stock Purchase Rights; or

                       (3) any Convertible Securities where the consideration
              per share for which shares of Common Stock may at any time thereafter be issuable pursuant to the

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                  terms of such Convertible Securities shall be less than the
                  Fair Market Value in effect immediately prior to the time of the issue or sale of such Convertible Securities;

other than an issuance of Common Stock pursuant to Subsections 3(d)(i), 3(d)(ii) or 3(d)(v)(F) hereof (any such issuance shall be referred to hereinafter as a "Series A Dilutive Issuance"), then forthwith upon such issue or sale, such applicable Series A Conversion Price shall be reduced to the Series A Weighted Average Price (as defined below).

         The "Series A Weighted Average Price" shall be determined by the following formula:

                               CP/A/ = ACP *             N + AC
                                                         ------
                                                         N + AS
         where:

                  CP/A/ =  the Weighted Average Price;

                  ACP =    the former Series A Conversion Price;

                  N = the number of shares of Common Stock outstanding immediately prior to such issuance (or deemed issuance) assuming exercise or conversion of all outstanding securities exercisable for or convertible into Common Stock;

                  AC = the number of shares of Common Stock that the aggregate consideration received or deemed to be received by the Corporation for the total number of additional securities so issued or deemed to be issued would purchase if the purchase price per share were equal to the Fair Market Value; and

                  AS = the number of shares of Common Stock so issued or deemed to be issued.

Notwithstanding the foregoing, no Series A Conversion Price shall at such time be reduced if such reduction would be an amount less than $.01, but any such amount shall be carried forward and deduction with respect thereto made at the time of and together with any subsequent reduction that, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more; provided, further, that issuance of Common Stock as Series B Dividends and exercise of Stock Purchase Rights or conversion of Convertible Securities shall not be deemed a Series A Dilutive Issuance.

                  (v) For purposes of this Section 3(d), the following provisions will be applicable:

                            (A) "Convertible Securities" shall mean evidences
                  of indebtedness, shares of stock (including, without limitation, the Series B Preferred and Series A Preferred) or other securities that are convertible into or exchangeable for, with or without payment of additional consideration, shares of Common Stock.

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

                               (B) "Stock Purchase Rights" shall mean any
                  warrants, options or other rights to subscribe for, purchase or otherwise acquire any shares of Common Stock or any Convertible Securities.

                               (C) Convertible Securities and Stock Purchase
                  Rights shall be deemed outstanding and issued or sold at the time of such issue or sale.

                               (D) Determination of Consideration. The
                  "consideration actually received" by the Corporation for the issuance, sale, grant or assumption of shares of Common Stock, irrespective of the accounting treatment of such consideration, shall be valued as follows:

                                   (1)  Cash Payment. In the case of cash, the
                           net amount received by the Corporation after deduction of any accrued interest or dividends and before deducting any expenses paid or incurred and any underwriting commissions or concessions paid or allowed by the Corporation in connection with such issue or sale;

                                   (2)  Noncash Payment. In the case of
                           consideration other than cash, the value of such consideration, which shall not include the value of any Convertible Securities being converted or exchanged, as determined by the Board of Directors in good faith, after deducting any accrued interest or dividends;

                                   (3)  Stock Purchase Rights and Convertible
                           Securities. The total consideration, if any, received by the Corporation as consideration for the issuance of the Stock Purchase Rights or the Convertible Securities, as the case may be, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of such Stock Purchase Rights or upon the conversion or exchange of such Convertible Securities, as the case may be, in each case after deducting any accrued interest or dividends;

                                   (4) Excessive Warrant Coverage. For purposes of adjustments to the Series B Conversion Price only, any future financing by the Corporation that includes more than 32% warrant coverage, or its equivalent effect, shall be deemed to be "excessive warrant coverage" and the excess amount may require adjustment as described herein. To determine whether the "consideration actually received" of any Stock Purchase Rights is less than the Series B Conversion Price then in effect, the fair value of such Stock Purchase Rights at issuance or deemed issuance, to the extent not paid to the Corporation, shall be deducted from the total consideration, if any, received by the Corporation as consideration for the issuance of the Stock Purchase Rights plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of such Stock Purchase Rights. For example, if the Corporation shall issue, without the receipt of additional consideration, Stock Purchase Rights to acquire 100,000 shares of Common Stock (in excess of the 32% threshold) with an exercise price of $5.00 and the fair value of such Stock Purchase Rights shall equal $100,000 at issuance, the deemed "consideration actually received" per share for purposes of this Section 3(d) shall be $4.00; if the Corporation shall receive consideration of $50,000 upon issuance of the Stock Purchase Rights in the foregoing example, the deemed "consideration actually received" would be $4.50. The fair value of such Stock Purchase Rights, shall be determined by the Corporation's Board of Directors.

                           (E) Readjustment of Conversion Prices. In the event of any change in (1) the consideration, if any, payable upon exercise of any Stock Purchase Rights or upon the conversion or exchange of any Convertible Securities or (2) the rate at which any Convertible Securities are convertible into or exchangeable for shares of Common Stock, the applicable Series B Conversion Price and Series A Conversion Price (the "Conversion Prices") as computed upon the original issue thereof shall forthwith be readjusted to the Conversion Prices that would have been in effect at such time had such Stock Purchase Rights or Convertible Securities provided for such changed purchase price, consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. With respect to the Series A Conversion Price only, on the expiration of any Stock Purchase Rights not exercised or of any right to convert or exchange under any Convertible Securities not exercised, the applicable Conversion Prices then in effect shall forthwith be increased to the Conversion Prices that would have been in effect at the time of such expiration had such Stock Purchase Rights or Convertible Securities never been issued. No readjustment of the Conversion Prices pursuant to this Subsection 3(d)(v)(E) shall
                  (1) increase the applicable Conversion Prices by an amount in excess of the adjustment originally made to the Conversion Prices in respect of the issue, sale or grant of the applicable Stock Purchase Rights or Convertible Securities or
                  (2) require any adjustment to the amount paid or number of shares of Common Stock received by any holder of Series B Preferred and/or Series A Preferred upon any conversion of any share of Series B Preferred and/or Series A Preferred prior to the date upon which such readjustment to the Conversion Prices shall occur.

                           (F) Exclusions. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of any Conversion Prices in the case of (1) the issuance or sale of options, or the shares of stock issuable upon exercise of such options, to purchase shares of Common Stock to directors, officers, employees or consultants of the Corporation pursuant to stock options or stock purchase plans or agreements, pursuant to plans or arrangements approved by the Board of Directors, (2) the issuance of Common Stock upon conversion of the Series B Preferred and/or Series A Preferred and (3) the issuance of securities in connection with a bona fide business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale of stock or otherwise. The issuances or sales described in the Subsections 3(d)(i) and (ii) shall be ignored for purposes of calculating any adjustment to any Conversion Prices.

                           (G) Fair Market Value. For purposes of this Section
                  3(d) "Fair Market Value" shall be equal to the lesser of: (1) the closing sale price of the Corporation's Common Stock on the effective date of issuance, or (2) the average of the closing sale price of the Corporation's Common Stock for the 15 trading days prior to the effective date of issuance, both prices as reported on Nasdaq or such other principal exchange on which such Common Stock is then traded.

                  (e) No Impairment. Except for taking the actions contemplated by Section 6 below upon obtaining the vote or consent set forth therein, the Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but it will at all times in good faith assist in the carrying out of all of the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred and Series A Preferred against impairment. In order to give the holders of the Series B Preferred the benefit of the protections afforded by this Section 3, the Company agrees that it shall not issue any securities at a price below the Series B Conversion Price without obtaining shareholder approval if the adjustment to the Series B Conversion Price required by this Section 3 would result in the issuance of shares of Common Stock upon conversion of the Series B Preferred to exceed the Exchange Cap then permitted to be issued without violation of the rules, regulations and interpretations of Nasdaq or the NASD (as determined in good faith in the sole discretion of the Board of Directors of the Corporation).

                  (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Prices pursuant to this
Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series B Preferred and/or Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred and/or Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Series B Conversion Price and/or Series A Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred and/or Series A Preferred.

                  (g) Notices of Record Date. In the event of any taking by the Corporation of the record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series B Preferred and Series A Preferred, at least twenty (20) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

              (h) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series B Preferred and Series A Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred and Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may be necessary, in the opinion of its counsel, to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

              (i)   Notices. Any notice required by the provisions of this
Section 3 to be given to the holders of shares of Series B Preferred and Series A Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Corporation.

        4.    Redemption.

                    (a)   Series B Preferred.

                    (i)   Company's Option. So long as a Registration
Statement covering the resale of the Common Stock issued or issuable upon conversion of the Series B Preferred is effective (but only for so long as such Registration Statement is required to remain effective), at the option of the Corporation, from and after the second anniversary of the Series B Original Issue Date, upon at least 45 days' written notice, the Corporation may redeem all of the Series B Preferred at a redemption price in cash equal to the Series B Liquidation Preference upon the occurrence of both of the following events ("Series B Redemption"):

                    the Common Stock (A) closes at or above $20.00 per share (as such dollar amount shall be appropriately adjusted for stock dividends, stock combinations, recapitalization or the like) and (B) maintains an average daily trading volume of at least 75,000 shares per day for 30 consecutive trading days on the Corporation's principal exchange or automated quotation system.

          Holders of the Series B Preferred shall be entitled to convert their shares of Series B Preferred into Common Stock during the 45-day notice period of this Section 4(a). Notwithstanding the foregoing, in no event may the Corporation elect to redeem the Series B Preferred if any shares of Series A Preferred would be issued and outstanding after completion of such redemption (or earlier conversion to Common Stock by the holders of the Series B Preferred).

              (ii) Change of Control Redemption. Holders of at least a majority of the issued and outstanding Series B Preferred shall have the right to require the Corporation to redeem all or any shares of Series B Preferred upon a Change of Control (as defined below). The redemption price for each share of Series B Preferred so redeemed shall be payable in cash in an amount equal to
(x) with respect to transactions described in clause (A) or clause (B) of the Change of Control definition, the greater of (A) the fair market value of each share of Series B Preferred (taking into account the value of such share on an as converted basis) or (B) the Series B Liquidation Preference or (y) with respect to transactions described in clause (C) or clause (D) of the Change of Control definition, the greater of (A) the fair market value of each share of Series B Preferred on an as converted basis or (B) the Series B Liquidation Preference.

         The fair market value of the Series B Preferred, for purposes of clause
(x) above, unless determined by the unanimous consent of the Corporation's Board of Directors (including the director elected by the holders of the Series B Preferred in accordance with Section 7), shall be determined by an independent third party appraiser and, for purposes of clause (y) above, shall be determined by the Corporation's Board of Directors.

         If the Change of Control shall also constitute a Liquidation Event under Section 2 hereof, the Corporation shall provide the holders of the Series B Preferred with prior written notice of the event in accordance with Section 2(d)(iv) hereof. The Corporation shall deliver written notice of the occurrence of any other event that shall constitute a Change of Control (including the material terms thereof) as promptly as practicable in order to provide the holders of the Series B Preferred adequate time to exercise their rights hereunder. The holders of at least a majority of the Series B Preferred may exercise their right to require the Corporation to redeem such shares by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, certificates representing the shares of Series B Preferred to be redeemed, accompanied by a written notice stating that such holders elect to require the Corporation to redeem all or less than all of such shares in accordance with the provisions of this Subsection 4(a)(ii), such notice to be delivered not later than two days prior to the closing of the Change of Control, if notice of such event was delivered to the holders of the Series B Preferred in accordance with the first sentence of this paragraph, or not later than thirty (30) days after receipt of the notice of Change of Control specified in the second sentence of this paragraph. Upon the closing of a Change of Control (or within fifteen (15) days after surrender of such certificates, if the holders of the Series B Preferred did not receive at least twenty (20) days' prior written notice of the proposed Change of Control), the Corporation shall pay to the holders of the shares being redeemed the redemption price set forth in this Subsection 4(a)(ii). Such payment shall be made by wire transfer of immediately available funds to the accounts designated by such holders. The shares so redeemed shall no longer be deemed outstanding, the rights to receive dividends and the rights of the holders thereof, shall cease upon satisfaction of payment in full in accordance with this Section 4(a).

              (iii) "Change of Control". A "Change of Control", with respect to the Corporation, means the occurrence of any of the following:

                     (A) The acquisition by any person or group of persons of
              beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended) of 50% or more of either (1) the then outstanding shares of Common Stock of the Corporation (the "Outstanding Corporation Common Stock") or
              (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors of the Corporation (the "Outstanding Corporation Voting Securities"); provided, however, that any acquisition by any person pursuant to a transaction that complies with clauses (1), (2) and (3) of Subsection (4)(a)(iii)(C) of this definition shall not be a Change of Control under this Subsection 4(a)(iii)(A); or

                     (B) Individuals who, as of the date hereof, constitute the
              Board (the "Incumbent Board" (it being understood that any member of the Board elected by the holders of Series B Preferred is a member of the Incumbent Board)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

                     (C) Consummation of a reorganization, merger or
              consolidation, sale or other disposition of all or substantially all of the assets or shares of the Corporation, or consummation of any acquisition by the Corporation, or any transaction similar to any of the foregoing (a "Business Combination"), in each case, unless, following such Business Combination, (1) all or substantially all of the persons who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities of the Corporation immediately prior to such Business Combination beneficially own, directly or indirectly, a majority or more of, respectively, the then Outstanding Corporation Common Stock and the then Outstanding Corporation Voting Securities, as the case may be, of the person resulting from such Business Combination (including a person which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) (such resulting person, a "Resulting Corporation") in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Corporation Common Stock and Outstanding Corporation

              Voting Securities of the Corporation, as the case may be, (2) no person or group of persons or their affiliates (excluding any Resulting Corporation and any holder of shares of Series B Preferred or affiliate thereof) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then Outstanding Corporation Common Stock of the Resulting Corporation or the then Outstanding Corporation Voting Securities of the Resulting Corporation, and (3) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Incumbent Board or were approved by a majority of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, providing for such Business Combination; or

                     (D) Approval by the shareholders of the Corporation of a
              complete liquidation or dissolution of the Corporation.

         (b) Series A Preferred. So long as a Registration Statement covering the resale of the Common Stock issued or issuable upon conversion of the Series A Preferred is effective (but only for so long as such Registration Statement is required to remain effective), at the option of the Corporation, upon at least 30 days' written notice to the holders of Series A Preferred, the Corporation may redeem some or all of the Series A Preferred, at a redemption price equal to the Original Series A Purchase Price plus all accrued but unpaid dividends, promptly following the occurrence of any of the following events:

              (i) the Common Stock closes at or above $20.00 per share for 20 consecutive trading days on the Corporation's principal exchange or automated quotation system;

              (ii) the completion by the Corporation of a follow-on public offering of at least $10 million of the Corporation's Common Stock at a price per share of at least 15% of the per share Purchase Price of the Series A Preferred, subject to adjustment as described herein for stock splits, stock dividends, reorganizations, and the like;

              (iii) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) that results in the transfer of 50% of more of the outstanding voting power of the Corporation;

              (iv) a sale of all or substantially all of the assets of the Corporation; or

              (v) at any time after the fourth (4/th/) anniversary of the Original Issue Date.

         Holders of the Series A Preferred shall be entitled to convert their shares of Series A Preferred Stock into Common Stock during the 30-day notice period of this Section 4(b).

         (c)  Notice and Redemption. In accordance with Subsection 4(a)(i) and
Section 4(b), prior to the date fixed for any redemption of shares, a notice specifying the time and place of the redemption and the number of shares to be redeemed shall be given by overnight courier or by certified mail return receipt requested, to the holders of record of the shares of Series B Preferred and/or Series A Preferred to be redeemed at their respective addresses as the same shall appear on the books of the Corporation, calling upon each holder of record to surrender to the Corporation on the redemption date at the place designated in the notice such holder's certificate or certificates representing the number of shares specified in the notice of redemption. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. On or after the redemption date, each holder of shares of Series B Preferred and/or Series A Preferred to be redeemed shall present and surrender such holder's certificate or certificates for such shares to the Corporation at the place designated in the redemption notice and thereupon the redemption price of the shares, and any accumulated and unpaid dividends thereon to the redemption date, shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

         (d) Funds for Redemption. If a notice of redemption has been given pursuant to this Section 4, on or before the redemption date, the funds necessary for such redemption (including all dividends on the shares of Series B Preferred and/or Series A Preferred to be redeemed that will accumulate to the redemption date) shall have been set aside by the Corporation, separate and apart from its other funds.

     5. Voting Matters. Except as otherwise required by law or these Articles of Incorporation, each share of Series A Preferred issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which the Series A Preferred is convertible pursuant to Section 3 hereof. Except as otherwise required by law, these Articles of Incorporation or as otherwise limited by applicable rules, regulations and interpretations of Nasdaq or the NASD, as determined in good faith in the sole discretion of the Board of Directors of the Corporation, each share of Series B Preferred issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which the Series B Preferred is convertible pursuant to
Section 3 hereof. The holder of each share of Series B Preferred and Series A Preferred shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation, and shall vote with the holders of the Common Stock upon any matter submitted to a vote of shareholders, except those matters required by law or these Articles of Incorporation to be submitted to a class vote.

     6.  Covenants.

         (a) Series B. In addition to any other rights provided by law, so long as any Series B Preferred shall be outstanding, the Corporation shall not, directly or indirectly, through amendment of these Articles of Incorporation, merger, recapitalization or otherwise, and without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of Series B Preferred Stock voting together as a single class:

                     (i) alter or change the rights, preferences or privileges (including any restrictions contained in these Articles of Incorporation for the benefit of holders of Series B Preferred) of the shares of the Series B Preferred;

                     (ii) create (by merger, reclassification or otherwise), designate, authorize or issue any new securities having rights, preferences, privileges or powers (including any restrictions contained in these Articles of Incorporation for the benefit of holders of Series B Preferred) prior to or pari passu with the Series B Preferred, provided that the foregoing covenant (A) shall not prevent the Corporation from issuing pari passu securities in one or more transactions for an aggregate purchase price with respect to all such issuances not to exceed five million dollars ($5,000,000), and (B) any limitation with respect to pari passu issuances shall expire on December 31, 2004;

                     (iii) increase or decrease the authorized number of shares of the Series B Preferred; or

                     (iv) redeem or repurchase any outstanding securities of the Corporation except pursuant to a Board approved equity incentive plan or as required by the Corporation to fulfill its obligations to holders of Series A Preferred pursuant to these Articles of Incorporation.

         (b) Series A. In addition to any other rights provided by law, so long as any Series A Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than two-thirds of the then outstanding shares of Series A Preferred Stock voting together as a single class:

                     (i) alter or change the rights, preferences or privileges of the shares of the Series A Preferred;

                     (ii) increase or decrease the authorized number of shares of the Series A Preferred; or

                     (iii) authorize or create any new class of shares or additional series of Preferred Stock having rights, preferences or privileges prior to shares of the Series A Preferred,

         if such Series A Preferred would be adversely affected by such amendment in a manner different from other than outstanding shares of Preferred Stock (it being understood that, without limiting the foregoing, different shares of Preferred Stock shall not be affected differently because of differences in the amounts of their respective issue prices, liquidation preferences and redemption prices).

     7. Board Representation. For so long as at least twenty percent (20%) of the shares of Series B Preferred issued on the Series B Original Issue Date remain outstanding, the holders thereof shall be entitled to elect, at a meeting of such shareholders or by written consent in lieu thereof, one (1) member of the Board of Directors of the Corporation; provided, that the voting requirement set forth above shall be appropriately adjusted to reflect any changes in the Common Stock after the date hereof.

     8. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

                                  ARTICLE III.

     The street address and county of the registered office of the corporation are 4101 Lake Boone Trail, Suite 300, Raleigh, Wake County, North Carolina 27607 and the name of the registered agent at such address is Larry E. Robbins. The mailing address of the registered office of the corporation is the same as its street address.

                                   ARTICLE IV.

     Except to the extent that the North Carolina General Statutes prohibit such limitation or elimination of liability of directors for breaches of duty, no director of the corporation shall be liable to the corporation or to any of its shareholders for monetary damages for breach of duty as a director. No amendment to or repeal of this provision or adoption of a provision inconsistent herewith shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal or adoption of an inconsistent provision. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability that has not been eliminated by the provisions of this Article.